SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. )

ARUBA NETWORKS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

043176106

(CUSIP Number)

12/31/07

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]

Rule 13d-1(b)

[   ]

Rule 13d-1(c)

[X]

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 21 Pages

CUSIP NO. 043176106	13 G	Page 2 of 21 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X, A DELAWARE LIMITED PARTNERSHIP (“SC X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535705
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,568,502
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,568,502
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,568,502
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 043176106	13 G	Page 3 of 21 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS X, A DELAWARE LIMITED PARTNERSHIP (“STP X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537311
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,543,633
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,543,633
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,543,633
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.9%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 043176106	13 G	Page 4 of 21 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X PRINCIPALS FUND, L.L.C. (“SC X PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537312
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,103,912
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,103,912
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,103,912
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 043176106	13 G	Page 5 of 21 Pages

1	NAME OF REPORTING PERSON SC X MANAGEMENT, LLC (“SC X LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535710
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

13,216,047 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X and 1,103,912 shares are directly held by SC X PF.  SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

13,216,047 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X and 1,103,912 shares are directly held by SC X PF.  SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,216,047
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.6%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 043176106	13 G	Page 6 of 21 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH FUND III, L.P., A DELAWARE LIMITED PARTNERSHIP (“SCGF III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 418,240
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 418,240
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 418,240
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.5%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 043176106	13 G	Page 7 of 21 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH PARTNERS III, L.P., A DELAWARE LIMITED PARTNERSHIP (“SCGP III”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3735244
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,604
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,604
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,604
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 043176106	13 G	Page 8 of 21 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GROWTH III PRINCIPALS FUND, A DELAWARE MULTIPLE SERIES LLC (“SCG III PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-3737763
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,690
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,690
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,690
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 043176106	13 G	Page 9 of 21 Pages

1	NAME OF REPORTING PERSON SCGF III MANAGEMENT, LLC (“SCGF III LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-2812373
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

443,534 shares of which 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

443,534 shares of which 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 443,534
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 043176106	13 G	Page 10 of 21 Pages

1	NAME OF REPORTING PERSON MICHAEL MORITZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

13,659,581 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X, 1,103,912 shares are directly held by SC X PF, 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Moritz is a Managing Member of SC X LLC and SCGF III LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

13,659,581 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X, 1,103,912 shares are directly held by SC X PF, 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Moritz is a Managing Member of SC X LLC and SCGF III LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,659,581
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 043176106	13 G	Page 11 of 21 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 23,334 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2007.
6

SHARED VOTING POWER

13,659,581 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X, 1,103,912 shares are directly held by SC X PF, 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Leone is a Managing Member of SC X LLC and SCGF III LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 23,334 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2007.
8

SHARED DISPOSITIVE POWER

13,659,581 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X, 1,103,912 shares are directly held by SC X PF, 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Leone is a Managing Member of SC X LLC and SCGF III LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,682,915
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.2%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 043176106	13 G	Page 12 of 21 Pages

1	NAME OF REPORTING PERSON MARK STEVENS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

13,216,047 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X and 1,103,912 shares are directly held by SC X PF.  Mr. Stevens is a Managing Member of SC X LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

13,216,047 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X and 1,103,912 shares are directly held by SC X PF.  Mr. Stevens is a Managing Member of SC X LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,216,047
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.6%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 043176106	13 G	Page 13 of 21 Pages

1	NAME OF REPORTING PERSON MICHAEL GOGUEN I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

13,659,581 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X, 1,103,912 shares are directly held by SC X PF, 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Goguen is a Managing Member of SC X LLC and SCGF III LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

13,659,581 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X, 1,103,912 shares are directly held by SC X PF, 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Goguen is a Managing Member of SC X LLC and SCGF III LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,659,581
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 043176106	13 G	Page 14 of 21 Pages

1	NAME OF REPORTING PERSON MARK KVAMME I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

13,659,581 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X, 1,103,912 shares are directly held by SC X PF, 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Kvamme is a Managing Member of SC X LLC and SCGF III LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

13,659,581 shares of which 10,568,502 shares are directly held by SC X, 1,543,633 shares are directly held by STP X, 1,103,912 shares are directly held by SC X PF, 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Kvamme is a Managing Member of SC X LLC and SCGF III LLC.  Mr. Kvamme disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,659,581
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 17.1%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 043176106	13 G	Page 15 of 21 Pages

1	NAME OF REPORTING PERSON JAMES GOETZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

443,534 shares of which 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Goetz is a Managing Member of SCGF III LLC.  Mr. Goetz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

443,534 shares of which 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Goetz is a Managing Member of SCGF III LLC.  Mr. Goetz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 443,534
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 043176106	13 G	Page 16 of 21 Pages

1	NAME OF REPORTING PERSON J. SCOTT CARTER I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

443,534 shares of which 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Carter is a Managing Member of SCGF III LLC.  Mr. Carter disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

443,534 shares of which 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Carter is a Managing Member of SCGF III LLC.  Mr. Carter disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 443,534
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 043176106	13 G	Page 17 of 21 Pages

1	NAME OF REPORTING PERSON ROELOF BOTHA I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [X]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

443,534 shares of which 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Botha is a Managing Member of SCGF III LLC.  Mr. Botha disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

443,534 shares of which 418,240 shares are directly held by SCGF III, 4,604 shares are directly held by SCGP III and 20,690 shares are directly held by SCG III PF.  Mr. Botha is a Managing Member of SCGF III LLC.  Mr. Botha disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 443,534
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 043176106	13 G	Page 18 of 21 Pages

ITEM 1.

(a)

Name of Issuer:

Aruba Networks, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

1322 Crossman Ave.

Sunnyvale, California  94089-1113

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital X, a Delaware Limited Partnership

Sequoia Technology Partners X, a Delaware Limited Partnership

Sequoia Capital X Principals Fund, L.L.C.

SC X Management, LLC

Sequoia Capital Growth Fund III, L.P., a Delaware Limited Partnership

Sequoia Capital Growth Partners III, L.P., a Delaware Limited Partnership

Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC

SCGF III Management, LLC

Michael Moritz (“MM”)

Douglas Leone  (“DL”)

Mark Stevens  (“MS”)

Michael Goguen  (“MG”)

Mark Kvamme  (“MK”)

James Goetz (“JG”)

J. Scott Carter (“SC”)

Roelof Botha (“RB”)

SC X LLC is the General Partner of SC X and STP X, and the Managing Member of SC X PF.  MM, DL, MS, MG and MK are Managing Members of SC X LLC.   SCGF III LLC is the General Partner of SCGF III and SCGP III, and the Managing Member of SCG III PF.  MM, DL,  MG, MK, JG, SC and RB are Managing Members of SCGF III LLC.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-180

Menlo Park, CA  94025

(c)

Citizenship:

MM, DL, MS, MG, MK, JG, SC, RB:  USA

SC X LLC, SC X, STP X, SC X PF, SCGF III LLC,

SCGF III, SCGP III, SCG III PF:  Delaware

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:

043176106

CUSIP NO. 043176106	13 G	Page 19 of 21 Pages

ITEM 3.

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

ITEM 4.

Ownership

See rows 5 through 11 of cover pages

ITEM 5.

Ownership of five percent or less of a class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  [ ]

.

ITEM 6.

Ownership of more than five percent on behalf of another person

Not applicable

ITEM 7.

Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person

Not applicable

ITEM 8.

Identification and classification of members of the group

Not applicable

ITEM 9.

Notice of dissolution of group

Not applicable

ITEM 10.

Certification

Not applicable

CUSIP NO. 043176106	13 G	Page 20 of 21 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2008

Sequoia Capital X, a Delaware Limited Partnership Sequoia Technology Partners X, a Delaware Limited Partnership	Sequoia Capital Growth Fund III, a Delaware Limited Partnership Sequoia Capital Growth Partners III, a Delaware Limited Partnership
By: SC X Management, LLC, their General Partner	By: SCGF III Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member
Sequoia Capital X Principals Fund L.L.C.	Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC
By: SC X Management, LLC, Its Managing Member	By: SCGF III Management, LLC, Its Managing Member
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member

/s/ Douglas Leone Douglas Leone
/s/ Michael Moritz Michael Moritz
/s/ Michael Goguen Michael Goguen
/s/ Mark Stevens Mark Stevens
/s/ Mark Kvamme Mark Kvamme
/s/ James Goetz James Goetz
/s/ J. Scott Carter J. Scott Carter
/s/ Roelof Botha Roelof Botha

CUSIP NO. 043176106	13 G	Page 21 of 21 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to shares of Aruba Networks, Inc. to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 8, 2008

Sequoia Capital X, a Delaware Limited Partnership Sequoia Technology Partners X, a Delaware Limited Partnership	Sequoia Capital Growth Fund III, a Delaware Limited Partnership Sequoia Capital Growth Partners III, a Delaware Limited Partnership
By: SC X Management, LLC, their General Partner	By: SCGF III Management, LLC, their General Partner
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member
Sequoia Capital X Principals Fund L.L.C.	Sequoia Capital Growth III Principals Fund, a Delaware Multiple Series LLC
By: SC X Management, LLC, Its Managing Member	By: SCGF III Management, LLC, Its Managing Member
By: /s/ Michael Moritz Michael Moritz, Managing Member	By: /s/ Michael Moritz Michael Moritz, Managing Member
/s/ Douglas Leone Douglas Leone
/s/ Michael Moritz Michael Moritz
/s/ Michael Goguen Michael Goguen
/s/ Mark Stevens Mark Stevens
/s/ Mark Kvamme Mark Kvamme
/s/ James Goetz James Goetz
/s/ J. Scott Carter J. Scott Carter
/s/ Roelof Botha Roelof Botha